UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       DACYSZYN,     JAMES     M.
       #64, 9703-41 AVENUE
       EDMONTON,   AB    T6E 6M4
     CANADA
2. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
      APRIL 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.01 Par Value Common S|04/14/|S   | |30,750            |D  |$3.62      |401,062.5          |I (a) |By Raven Rock Products Ltd.|
tock                       |00    |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|N/A   |    | |NONE              |   |           |100,000            |D     |                           |
tock                       |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
    N/A               |N/A     |N/A  |N/A |N|N/A N/A    |A,D|N/A  |N/A  |N/A         |N/A    |N/A    |N/A         |N/A|N/A         |
                      |        |     |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
 (a) Shares are held by a private company, Raven Rock Products Ltd., of which the Reporting Person is 75%
owner. The shares reported reflect his 75% ownership of Raven Rock Products Ltd. The Reporting Person does not have a pecuniary interest in the issuer's shares held by Raven Rock Products Ltd., because the Reporting
Person does not have or share investment control over Raven Rock's portfolio of securities. Therefore, the
Reporting Person disclaims beneficial ownership of the issuer's securities, and this Report shall not be deemed an admission of beneficial ownership by the Reporting Person for any purpose.
SIGNATURE OF REPORTING PERSON
   /s/  JAMES M. DACYSZYN
DATE
   July 25, 2000